For Immediate Release

Contact:

Dennis Craven (Company) Jerry Daly or Carol McCune

Chief Financial Officer Daly Gray (Media)

(561) 227-1302 (703) 435-6293

Innkeepers USA Trust Amends Revolving Unsecured Line of Credit

Also Completes $75 Million Financing with Merrill Lynch Mortgage Lending, Inc.

PALM BEACH, Fla., September 26, 2006--Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale properties throughout the United States, today announced that it successfully amended its existing $135 million revolving unsecured line of credit. The amended credit facility capacity has been increased to $205 million, and the maturity was extended from July 2007 to September 2008. In addition, the interest rate was reduced to a range of 115 to 175 basis points over LIBOR from 140 to 225 basis points, and, subject to certain conditions, the company has the ability to increase the facility to $275 million.

Participating lenders for the amended unsecured line of credit include Wells Fargo Bank, National Association, as administrative agent and sole lead arranger; Wachovia Bank, National Association, and Calyon New York Branch, as co-syndication agents; and PNC Bank, National Association, as documentation agent.

"This amended and expanded credit facility gives us significant flexibility and provides us with sufficient capacity, and at a reduced cost, to execute our strategic business plans, including the selective acquisition and development of hotels," said Jeffrey H. Fisher, Innkeepers USA's chief executive officer and president.

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Concurrently, the company closed on a $75 million financing package involving three loans, including a term loan at a 10-year fixed rate of 6.03 percent that bears interest only for three years and thereafter will amortize over a 30-year period. The net proceeds were used to pay down the outstanding balance under the amended revolving line of credit. Merrill Lynch Mortgage Lending, Inc. was the lead arranger for the new facility.

"This is our first financing with Merrill Lynch, and we look forward to building on our relationship with this significant source of capital," said Dennis Craven, Innkeepers USA's chief financial officer. "The new term loan reduces the average interest rate on our fixed-rate debt by 50 basis points to 7.3 percent and extends our weighted average maturity date to 5.4 years from 3.7 years."

Innkeepers USA Trust owns 70 hotels with a total of 8,818 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative

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strength and performance of businesses and industries that are important demand generators in the company's key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company's hotel rooms and the availability and terms of financing, (iv) the company's ability to maintain its properties in competitive condition, (v) the company's ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.